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EXHIBIT 10.21

NORTHWEST PIPE NQ RETIREMENT SAVINGS PLAN

    The Northwest Pipe NQ Retirement Savings Plan (hereinafter referred to as the "Plan") is hereby established as of July 1, 1999 for the exclusive benefit of the Participants on the following terms.

ARTICLE 1
DEFINITIONS

    The following words and phrases used in the Plan have the meanings set forth below, unless a different meaning is specifically provided for.

    1.1 "Administrative Committee" means the committee appointed and acting pursuant to Article 8.

    1.2 "Base Salary" means as to each Participant, the amount of compensation established by the Company as his annual rate of cash compensation excluding bonuses and other forms of compensation.

    1.3 "Beneficiary" means the person or persons designated from time to time by the Participant to receive benefits from the Plan upon the death of the Participant. The designation may be changed by the Participant from time to time by filing a new designation with the Administrative Committee in such form as it may prescribe.

    If there is no effective designation at the date of the Participant's death, then the Beneficiary is to be the spouse of the Participant, if then living. If there is no effective designation at the date of death of the Participant and if the spouse is not then living, the Beneficiary is to be the Participant's children, in equal shares; or if there be none surviving, the Participant's parents; or if there be none surviving, the Participant's brothers and sisters, in equal shares; or if there be none surviving, the estate of the Participant.

    1.4 "Change of Control" means the purchase or other acquisition by any person, entity or group of persons, within the meaning of §13(d) or §14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to the reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

    1.5 "Company" means Northwest Pipe Company and any successor to all or a major portion of its assets or business which by appropriate action adopts the Plan. Company is a corporation with principal offices in the state of Oregon.

    1.6 "Compensation" means as to each Participant, all amounts paid or accrued during the Plan Year for services rendered to the Company, including overtime, bonuses, commissions and elective deferrals to a cash or deferred profit sharing plan. Nonqualified deferred compensation which is paid or becomes taxable to a Participant while still employed by the Company is excluded from this definition of Compensation.

    1.7 "Deferral Account" means the account maintained for each Participant which reflects the deferrals made by the Participant pursuant to Section 3.1 and the increases or decreases in the value of the Trust Fund allocable thereto, as provided in Article 4 of the Plan.

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    1.8 "Directors" means the Board of Directors of the Company.

    1.9 "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease or mental disorder which qualifies him for benefits under the long term disability insurance provided by the Company.

    1.10 "Early Retirement" means for any Participant the termination of Employee status on or after Early Retirement Age and before Normal Retirement and not working (as an employee or consultant, etc.) in any industry in which the Company is doing business at the time of the Participant's retirement.

    1.11 "Early Retirement Age" means a completion of a period of service of at least ten years and attaining age 55.

    1.12 "Employee" means an individual who is employed by the Company to render personal services and whose earnings constitute wages under §3121(a) of the Internal Revenue Code; but excludes independent contractors.

    1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    1.14 "Forfeitures" mean the portion of the Participant's Matching and/or Target Account which a Participant loses under Sections 6.2, 6.3 and/or 6.4.

    1.15 "Internal Revenue Code" or "Code" mean the Internal Revenue Code of 1986, as amended or replaced from time to time.

    1.16 "Matching Account" means the account maintained for each Participant which reflects the Participant's share of Company matching contributions made pursuant to Section 3.2 and increases or decreases in the value of the Trust Fund allocable thereto, as provided in Article 4.

    1.17 "Normal Retirement" means for any Participant the termination of Employee status on or after Normal Retirement Age and not working (as an employee or consultant, etc. for at least 5 years or age 68 if sooner) in any industry in which the Company is doing business at the time of the Participant's retirement.

    1.18 "Normal Retirement Age" means attaining age 65.

    1.19 "Participant" means an Employee who becomes a Participant in the Plan pursuant to Article 2 either as an Officer-Participant or a non-officer Participant.

    1.20 "Period of Participation" is measured from entry into this Plan to severance from service. For vesting purposes, the Period of Participation is to be rounded down to the nearest integer; and periods of severance are to be disregarded.

    1.21 "Plan Year" means the 12 consecutive month period which ends on June 30.

    1.22 "Target Account" means the account maintained for each Officer-Participant which reflects the Officer-Participant's share of Company contributions made pursuant to Section 3.3 and increases or decreases in the value of the Trust Fund allocable thereto, as provided in Article 4.

    1.23 "Trustee" means the trustee or trustees under the Trust Agreement referred to in Article 5, or any duly appointed successor.

    1.24 "Trust Fund" means all moneys, securities, and assets held by the Trustee pursuant to the terms of the Plan and the Trust Agreement.

    1.25 "Valuation Date" means the last day of each Plan Year and any other date on which the Administrative Committee decides to value the Trust Fund.

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ARTICLE 2
ELIGIBILITY

    2.1 PRECONDITION OF ELIGIBILITY

    A.  Officers

    The initial Officer-Participants are the president and vice-presidents of the Company.

    B.  Non-officers

    Non-officer Employees who are invited by the Board are eligible to participate. Only those who elect to defer some of their compensation pursuant to Section 3.1 actually become Participants.

    2.2 EFFECTIVE DATE

    A.  Officer

    An employee becomes an Officer-Participant effective as of the first day of the Plan Year after promotion to officer.

    B.  Non-officer

    An employee becomes a non-officer Participant effective as of the first day of the Plan Year after he is invited to participate.

ARTICLE 3
CONTRIBUTIONS AND BENEFITS

    3.1 DEFERRALS

    For any Plan Year, each Participant may elect to defer some of his Compensation and have such deferred amount allocated to his Deferral Account in accordance with Article 4, subject to the following rules:

    A.  The Administrative Committee (1) shall determine a range of deferral percentages from which Participants may elect, (2) may prescribe the form on which elections are made, and (3) shall set the conditions related to frequency and advance notice for starting, stopping and changing elections.

    B.  Notwithstanding Subsection 3.1A, a Participant's election to defer some of his Compensation must precede the date on which he is entitled to payment.

    C.  Deferrals by Participants must be paid over to the Trustee for investment no later than 7 days after the pay date in which they would have been paid to the Participant. Late contributions will accrue interest to the Trust at 8% per year until paid.

    3.2 MATCHING CONTRIBUTIONS

    A.  For any Plan Year, the Company may make a discretionary matching contribution. Matching contributions are to be based on deferrals made pursuant to Section 3.1.

    B.  Matching contributions are to be allocated to each Participant's Matching Account in accordance with Article 4.

    C.  Funding Dates

    The Company shall pay its matching contributions for each Plan Year to the Trustee on any date or dates which the Company may select subject to the consent of the Trustee. Each year's funding is to be completed by 2 1/2 months after the end of the Plan Year. Late contributions will accrue interest to the Trust at 8% per year until paid.

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    3.3 TARGET BENEFITS

    A.  The Target Benefit

    The benefit which is targeted for each Participant is 1% of projected Base Salary in the year before attaining Normal Retirement Age per year of employment (up to 35 years) with the Company. For example, if an Officer-Participant begins employment with the Company at age 25, his target benefit will be 35% of his projected final Base Salary. An Officer-Participant who begins employment with the Company at age 50 will have a target benefit of 15% of his final Base Salary.

    B.  To Fund the Target Benefit

    The Company is to contribute an amount that is estimated to be necessary to fund each Participant's target benefit. Each year's contribution is to be a level percent of the Base Salary in effect at the end of the Plan Year. The contributions are to be calculated based on the following assumptions:

(1)	Rate of annual compensation increase:	3.0%
(2)	Pre-retirement interest rate:	8.0%
(3)	Post-employment interest rate:	8.0%
(4)	Mortality Table:	UP '84

    C.  Funding Date

    The Company shall pay its target contributions for each Plan Year to the Trustee on any date or dates which the Company may select subject to the consent of the Trustee. Each year's funding is to be completed by 2 1/2 months after the end of the Plan Year. Late contributions will accrue interest to the Trust at 8% per year until paid.

    D.  Annual Funding Flexibility

    At any time prior to making the contribution initially determined, the Directors may reduce the amount so determined if, after detailed financial statements have been prepared, they determine that for reasons of cash flow or other important business or financial considerations, it is prudent to do so.

    E.  Allocation of Target Contributions

    Target contributions are to be allocated to each Participant's Target Account in accordance with Article 4.

ARTICLE 4
ALLOCATIONS TO PARTICIPANTS' ACCOUNTS

    4.1 ESTABLISHMENT OF ACCOUNTS

    The Administrative Committee shall establish and maintain a Target Account in the name of each Participant to which Company contributions (made pursuant to Section 3.3) are to be credited and to which adjustments are to be made in accordance with this Article 4. The Administrative Committee shall also establish and maintain, as necessary, a Deferral and Matching Account in the name of each Participant.

    Notwithstanding the establishment of these accounts, the Participants are unsecured general creditors of the Company with respect to any rights derived by them from the existence of this Plan.

    4.2 ALLOCATION OF MATCHING CONTRIBUTION

    A.  Type 1 Match: Contemporaneously Funded Matching Contributions

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    The Company's contemporaneously funded matching contributions, if any, for the Plan Year are to be allocated as of the Valuation Date by the Administrative Committee to all Participants who elected to and did defer some of their Compensation pursuant to Section 3.1.

    B.  Type 2 Match: Accrued Matching Contributions

    The Company's accrued matching contributions, if any, for the Plan Year are to be allocated as of the Valuation Date by the Administrative Committee to all Participants who elected to and did defer some of their Compensation pursuant to Section 3.1.

    C.  Allocation of all Company matching contributions is dependent on employment with the Company on the Valuation Date except for those Participants whose employment terminates due to death, Disability, Early Retirement or Normal Retirement.

    4.3 ALLOCATION OF TARGET CONTRIBUTIONS

    The Company's contribution to fund each Officer-Participant's target benefit is to be allocated by the Administrative Committee to the Target Account of each Officer-Participant who is still an officer and who is still in the employ of the Company on the Valuation Date.

    Officer-Participants who were in the employ of the Company during the Plan Year, but who are not still in the employ of the Company on the Valuation Date due to (1) death, (2) Disability, (3) Early Retirement or (4) Normal Retirement are to be allocated their target contribution.

    4.4 TRUST VALUATION AND ADJUSTMENT OF ACCOUNTS

    A.  The Trustee shall determine the fair market value of the Trust Fund as of each Valuation Date. To reflect Trust Fund gain or loss ascertained through such valuation, the accounts maintained for all Participants are to be adjusted by the Administrative Committee as of each Valuation Date to reflect the increases or decreases of the fair market value of the Trust Fund, dividends, interest, other income or profit received, losses, expenses, contributions, benefit distributions and all other transactions involving the Trust Fund, since the preceding Valuation Date.

    B.  The adjustment to the account of each Participant is to be made by debiting or crediting each such account with a portion of the net increase or decrease in value of all such accounts of all Participants.

    The adjustment to each Participant's account is to be the result of multiplying the net increase or decrease in value of all such accounts of all Participants times a fraction the denominator of which is the sum of all numerators and the numerator is: (1) for each non-terminated or fully vested Participant's account, the balance of each such Participant's account immediately prior to the then current Valuation Date plus an appropriate portion of the current Plan Year's deferrals and Company contributions or (2) for the account of each Participant who terminated before becoming fully vested, the balance of each such Participant's account immediately prior to the then current Valuation Date less the unvested part thereof plus an appropriate portion of the current Plan Year's deferrals and the vested part of the Company contributions, if any.

ARTICLE 5
INVESTMENT AND MANAGEMENT OF THE TRUST FUND

    5.1 APPOINTMENT OF TRUSTEE

    The Directors shall select and appoint a trustee or trustees (the "Trustee"), and the Company shall enter into a Trust Agreement with such Trustee to provide for the holding, investment and administration of the funds of the Plan and Trust. The Trust Fund is to be administered by the Trustee in accordance with the terms and provisions of the Trust Agreement.

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    5.2 BENEFICIAL OWNERSHIP OF TRUST FUND

    Beneficial ownership of any and all assets of the Trust Fund (whether cash, bonds, stocks, mutual fund shares or other investments) is to remain in the Company. Participants have no property interest in any specific assets of the Company or the Trust.

    5.3 TRUST AGREEMENT CONTROLS

    If the provisions of the Plan and the Trust Agreement are inconsistent or otherwise in conflict regarding the rights, duties or obligations of the Trustee, the provisions of the Trust Agreement are to control.

ARTICLE 6
RIGHT TO BENEFITS

    6.1 DEFERRAL ACCOUNT

    A.  Fully Vested

    A Participant's interest in his Deferral Account is at all times fully vested and nonforfeitable. The Deferral Account will be distributable in accordance with (i) Sections 7.1, 7.2 and 7.3 upon the Participant's death, Disability, Early Retirement, attaining age 60 after termination of employment or Normal Retirement; (ii) Subsection 6.1B if so elected; (iii) Subsection 6.1C upon incurring a financial emergency; (iv) Subsection 6.1D if a haircut is requested; or (v) Section 6.6 upon constructive receipt.

    All distributions are subject to any limitations established by the Administrative Committee and uniformly applied in a nondiscriminatory manner.

    B.  Pre-entry Election

    Before an Employee is first eligible to elect deferral of any of his compensation pursuant to Section 3.1, he may irrevocably specify when the benefits in his Deferral Account will become payable.

    C.  Financial Emergency Hardship

      (1) Upon the application of any Participant, the Administrative Committee, in accordance with a uniform nondiscriminatory policy, may, in its discretion, permit such Participant to withdraw that portion of his Deferral Account which is necessary to meet an unforeseen emergency that is caused by an event beyond the control of the Participant and did (or would) result in severe financial hardship to the Participant.

      (2) Withdrawal may not be made to the extent that the hardship is or may be relieved (i) through reimbursement or compensation by insurance, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship and/or (iii) by cessation of deferrals pursuant to Section 3.1 as of the beginning of the next Plan Year.

    D.  Haircut

      (1) Notwithstanding anything to the contrary in this Plan other than Subsection 6.1D(2), a Participant may, at any time, elect that a specified amount of his benefits from the Deferral Account is to become payable.

      (2) 10% of the amount specified pursuant to Subsection 6.1D(1) is to be forfeited at the same time as payment to the Participant is made.

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    6.2 MATCHING ACCOUNT

    A.  Distribution

    The vested Matching Account will be distributable in accordance with Sections 7.1, 7.2 and 7.3 upon the Participant's death, Disability, Early Retirement, attaining age 60 after termination of employment, Normal Retirement or constructive receipt as provided in Section 6.6.

    B.  Full Vesting

    A Participant's interest in his Matching Account is fully vested and nonforfeitable on the date such Participant ceases to be an Employee if such termination of employment is caused by reason of (1) death or (2) Disability. It will also become fully vested and nonforfeitable upon the demotion of officer after a Change of Control or the exercise by the Board pursuant to Subsection 3.3D to totally forgo funding of the Target contributions for 3 consecutive years.

    C.  Vesting Schedule for Terminees

    Up to 80% of the Matching Account balance will vest based on years of participation in this plan as follows:

Years of Participation	Vested Percent
1	20%
2	40%
3	60%
4	80%

    From 80% to 100% vesting is based on age during the 4 years preceding normal retirement age as follows:

Years of Age	Vested Percent
62	85%
63	90%
64	95%
65	100%

    Attainment of age 62 before 4 years of participation accelerates vesting to 85%, attainment of age 63 accelerates vesting to 90%, etc.

    6.3 TARGET ACCOUNT

    A.  Distribution

    The vested Target Account will be distributable in accordance with Sections 7.1, 7.2 and 7.3 upon the Participant's death, Disability, Early Retirement, attaining age 60 after termination of employment, Normal Retirement or constructive receipt as provided in Section 6.6.

    B.  Full Vesting

    A Participant's interest in his Targets Account is fully vested and nonforfeitable on the date such Participant ceases to be an Employee if such termination of employment is caused by reason of (1) death or (2) Disability. It will also become fully vested and nonforfeitable upon the demotion of officer after a Change of Control or the exercise by the Board pursuant to Subsection 3.3D to totally forgo funding of the Target contributions for 3 consecutive years.

    C.  Vesting Schedule for Terminees

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    Up to 80% of the Target Account balance will vest based on years of participation in this plan as follows:

Years of Participation	Vested Percent
1	20%
2	40%
3	60%
4	80%

    From 80% to 100% vesting is based on age during the 4 years preceding normal retirement age as follows:

Years of Age	Vested Percent
62	85%
63	90%
64	95%
65	100%

    Attainment of age 62 before 4 years of participation accelerates vesting to 85%, attainment of age 63 accelerates vesting to 90%, etc.

    D.  Use of Forfeitures

    The portion of the Target and Matching Accounts which is not, at the time the Participant terminates his status as an Employee, vested in accordance with the schedules set forth in Subsections 6.2C and 6.3C, is to be forfeited, held in a suspense account to which no investment gains or losses are to be allocated and used in the next Plan Year to reduce Company contributions to the Plan.

    6.4. BAD-BOY FORFEITURES

    Notwithstanding Subsections 6.2C and 6.3C, a Participant who is terminated for proven or admitted gross misconduct or dishonesty or who competes sooner than the earlier of 5 years after termination of employment or attaining age 68 forfeits his Target and Matching Accounts.

    6.5 POST-TERMINATION DEATH

    If a Participant entitled to benefits dies after termination of his status as an Employee but prior to complete distribution of his benefits, the fully vested undistributed portion of his accounts is to be paid to his Beneficiary in accordance with Article 7.

    6.6 CONSTRUCTIVE RECEIPT

    If, due to a change in law, a Participant's benefits become subject to income taxes prior to actual receipt, notwithstanding anything to the contrary in this Plan, an amount equal to the increase in income taxes caused thereby is to become distributable.

ARTICLE 7
DISTRIBUTION OF BENEFITS

    7.1 TIME OF DISTRIBUTION

    A.  The benefits to which a Participant is entitled in accordance with Article 6 are to begin no later than 60 days after the end of the Plan Year in which the Participant becomes entitled to payment of his benefits.

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    B.  The Administrative Committee may delay the distribution of benefits for administrative reasons up to 60 days after the latest of (1) the date the amount is known or (2) the date an application for benefits is received.

    7.2 NORMAL FORM OF BENEFIT DISTRIBUTION

    A.  Unless, at the Participant's request, an optional form of benefit distribution is permitted by the Directors, a Participant's account balances are to be paid in annual installments over the life expectancy of the Participant.

    B.  The life expectancy of the Participant is to be rounded to the nearest integer, fixed and is to be based on Table V of Treasury Regulation §1.72-9. Each annual installment is to be based on the number of remaining years of original life expectancy and the re-valued account balance to the credit of the Participant.

    C.  The source of each installment payment is to be considered to come from the Participant's accounts in the following order until exhausted: (i) Deferral, (ii) Matching and (iii) Target.

    7.3 OPTIONAL FORMS OF BENEFIT DISTRIBUTION

    A.  Method of Distribution

    A distribution of benefits payable to a Participant may be made in any alternate form which the Directors select, such as:

      (1) One lump sum payment; or

      (2) Semi-annual, quarterly or monthly installments of substantially equal designated amounts or of a designated percentage of the value of the account of the Participant over a period of years certain as determined by the Administrative Committee; provided, that such period does not extend beyond the life expectancy of such Participant.

    B.  Acceleration of Installments

    If the amounts credited to the accounts of a Participant are paid to the Participant in installments, the Directors may at any time during the period of such payments determine that the unpaid balance of such accounts is to be distributed in a lump sum.

    If a Participant dies before the entire amounts credited to his accounts are paid, the amounts remaining are to be paid to Participant's Beneficiary in such method as the Directors may determine.

    7.4 DEATH OF BENEFICIARY

    If, after the death of the Participant, a Beneficiary is receiving benefits and dies before complete distribution of benefits, the balance is to be paid in a lump sum to the Beneficiary's estate.

    7.5 INCOME TAX WITHHOLDING

    The Company may withhold from any payments any income tax or other amounts as required by law.

    7.6 FICA TAXES

    The Participant's share of the FICA taxes remains the obligation of the Participant. As any FICA tax liability of the Participant becomes payable, the Participant may elect to have it withheld from his regular compensation or to directly reimburse the Company within 45 days after notice to Participant of the amount due. Thereafter, should the Company remain unreimbursed, notwithstanding anything contained herein to the contrary, it may satisfy its claim for reimbursement from assets of the Trust Fund.

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ARTICLE 8
ADMINISTRATION OF THE PLAN

    8.1 ALLOCATION OF AUTHORITY

    The authority to control and manage the operation and administration of the Plan is to be allocated among the Directors, the Administrative Committee appointed pursuant to Section 8.2, and the Trustee appointed pursuant to Article 5. The Directors have the exclusive authority and responsibility to select the Trustee. The Trustee has the authority and responsibility to manage and control the assets of the Trust Fund in accordance with the provisions of the Trust Agreement. The Administrative Committee has the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan not specifically allocated to the Directors or the Trustee, and is the "named fiduciary" and "administrator" of the Plan within the meaning of ERISA. The Administrative Committee's powers and duties include, but are not limited to the following:

    A.  Responsibility for the compilation and maintenance of all records necessary in connection with the Plan;

    B.  Authorizing the payment of all benefits as they become payable under the Plan, which payments are to be made by the Trustee upon the written instructions of the Administrative Committee;

    C.  Deciding questions relating to the eligibility of Employees to become Participants, the determination of Vesting, the right to benefits and the availability of any elections permitted by the Plan;

    D.  Authority to engage such legal, accounting, and other professional and clerical services as may be required by ERISA or as it may deem proper;

    E.  Authority to interpret this instrument and to make and publish such uniform and nondiscriminatory rules for administration of the Plan as are not inconsistent with the provisions of this instrument.

    8.2 COMPOSITION OF ADMINISTRATIVE COMMITTEE

    The Administrative Committee shall hold office at the pleasure of the Directors of the Company. Any member may resign by filing a written notice of his resignation with the president, and the vacancy is to be promptly filled by the Directors. The Directors are to certify the names and signatures of the members of the Administrative Committee to the Trustee in writing. The Administrative Committee is to act by agreement of a majority of its members, either by vote at a meeting or in writing without a meeting.

    8.3 DELEGATION OF AUTHORITY

    The Administrative Committee, from time to time, may allocate to any other person any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation is to be terminable upon such notice as the Administrative Committee in its sole discretion deems reasonable and prudent under the circumstances.

    8.4 COMPENSATION AND EXPENSES OF ADMINISTRATIVE COMMITTEE

    The members of the Administrative Committee are to receive no compensation from the Trust Fund for services in administering the Plan, but are entitled to reimbursement from the Company for all expenses incurred in the administration of the Plan.

    8.5 FIDUCIARY DUTIES

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    Each of the Directors, each member of the Administrative Committee, the Trustee and any other person to whom any fiduciary responsibility with respect to the Plan is allocated is a fiduciary of the Plan. Each fiduciary shall discharge his duties and responsibilities with respect to the Plan solely in the interest of the Participants, and

    A.  For the exclusive purpose of providing benefits to Participants and defraying reasonable expenses of administering the Plan;

    B.  With the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

    C.  To the extent the authority and responsibility is allocated to them, by diversifying the investments of the Trust Fund so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

    D.  In accordance with the Plan and the Trust Agreement, to the extent such provisions are consistent with ERISA.

    8.6 ALLOCATION OF FIDUCIARY RESPONSIBILITY

    Each fiduciary under the Plan shall be solely responsible for his own acts or omissions. No fiduciary has any liability for a breach of fiduciary responsibility of another fiduciary with respect to the Plan unless he participates knowingly in such breach, knowingly undertakes to conceal such breach, fails to take reasonable remedial action to remedy such breach, or (through his negligence in performing those specific fiduciary responsibilities which give rise to his status as a fiduciary) has enabled another fiduciary to commit a breach of the latter's fiduciary responsibilities.

    8.7 INDEMNIFICATION OF FIDUCIARIES

    The Company shall indemnify and hold harmless the Directors, the members of the Administrative Committee, and any other person to whom any fiduciary duty with respect to the Plan is allocated pursuant to Section 8.3 from and against any and all liabilities, claims, demands, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and under ERISA, other than such liabilities, claims, demands, costs, and expenses as may result from the gross negligence or willful misconduct of such persons. The Company has the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this section applies. The Company may satisfy its obligations under this section in whole or in part through the purchase of a policy or policies of insurance.

ARTICLE 9
AMENDMENTS TO THE PLAN

    As the provisions of the Plan apply to future participants, the Company reserves the right to amend the provisions of the Plan to any extent and in any manner deemed appropriate to its Directors. Only with the consent of each Participant for himself may the Company amend, either prospectively or retroactively, the provisions of the Plan.

    No amendment is to operate to:

    A.  cause any part of the Trust Fund to revert to or be recoverable by the Company or to be used for, or diverted to, purposes other than the exclusive benefit of Participants or the Company's creditors upon insolvency or bankruptcy of the Company;

    B.  reduce the then accrued benefits or the amounts then held for the benefit of any Participant; or

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    C.  change the duties, responsibilities or liabilities of the Trustee without his written consent.

ARTICLE 10
MISCELLANEOUS

    10.1  RECEIPT AND RELEASE FOR PAYMENTS

    Any payment to a Participant or his Beneficiary, in accordance with the terms of this Plan and the Trust Agreement, is to the extent thereof in full satisfaction of all claims such person may have against the Trustee, the Administrative Committee and the Company, any of whom may require, as a condition precedent to such payment, the execution of a receipt and release in such form as is determined by the Trustee and the Administrative Committee.

    10.2  CONSTRUCTION AND SEVERABILITY

    This instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with ERISA and other pertinent federal laws, and the laws of Oregon to the extent not preempted by ERISA. If any provision of this Plan are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan are to continue to be fully effective.

    10.3  HEADINGS, NUMBER AND GENDER

    The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular, and the masculine may include the feminine.

    10.4  ALIENATION

    No person entitled to any benefits under this Plan has any right to alienate, hypothecate or encumber his interest in any benefits under this Plan, and such benefits are not in any way to be subject to the claim of his creditors or be liable to attachment, execution or other process of law.

    10.5  REVERSION TO COMPANY

    All assets held in the Trust Fund are to be held for the benefit of the Participants, and are not to revert to or inure to the benefit of the Company, except under one of the following circumstances:

    A.  insolvency or bankruptcy of the Company;

    B.  contribution was made by the Company by mistake;

    C.  forfeiture of benefits; or

    D.  allocation to an unallocated suspense account.

    10.6  APPLICATION FOR BENEFITS

    A.  All applications for benefits under the Plan are to be submitted to the Administrative Committee; or its designated agent for submission to it.

    B.  If the application is approved, the applicant will be notified in writing of such approval.

    C.  Within 45 days of receipt of an incomplete application, the Administrative Committee shall notify the applicant, in writing, of that which is needed to complete the application; and that the applicant has 180 days from such notice to provide it.

    Within 45 days of the earlier of (1) receipt of a completed application or (2) 180 days after notice to the applicant that it was incomplete, the Administrative Committee shall notify the applicant of its decision.

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    D.  If the application is wholly or partially denied, the Administrative Committee shall notify the person requesting the benefit, in writing, of such denial, including in such notification the following information:

  (1)
  the specific reason or reasons for such denial;

  (2)
  specific references to pertinent Plan provisions upon which the denial is based;

  (3)
  a description of any additional material or information which may be needed to clarify or perfect the request, and an explanation of why such information is required; and

  (4)
  an explanation of the Plan's review procedures with respect to the denial of benefits.

    Such notification of approval or denial is to be given within 45 days of receipt of the application unless special circumstances require an extension of time which in no event is to exceed an additional 90 days. If such an extension is required, the applicant is to be notified in writing within the initial 45 day period of the special circumstances requiring the extension and the expected date of decision. If a timely notification of approval or denial is not received by an applicant, the application will be deemed to have been denied as of the end of the time period specified for such notification, including any obtained extensions of time, and such applicant may proceed to the appeal stage described in Section 10.7.

    10.7  APPEAL OF BENEFIT DENIAL

    Any applicant, or the legal representative of any applicant, whose request has been denied may appeal for reconsideration to the Directors by making a written request therefor within 180 days of receipt of the notification of denial. Such applicant or his legal representative may examine documents pertinent to the review and may submit to the Directors written issues and comments.

    The Directors shall act upon each such appeal for reconsideration within 60 days after its receipt unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of the applicant's appeal. In the event the Directors deny an appeal in whole or in part, the Directors shall give written notice of its decision to the applicant within the specified period of time for rendering a decision setting forth the specific reasons for such denial and specific references to the pertinent Plan provisions on which the Directors' decision was based.

    This Plan has been executed by the president of the Company on this 6th day of June, 2000.

NORTHWEST PIPE COMPANY
By
Brian Dunham, President

13 - NQ PLAN DOCUMENT

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NORTHWEST PIPE NQ RETIREMENT SAVINGS PLAN
ARTICLE 1 DEFINITIONS
ARTICLE 2 ELIGIBILITY
ARTICLE 3 CONTRIBUTIONS AND BENEFITS
ARTICLE 4 ALLOCATIONS TO PARTICIPANTS' ACCOUNTS
ARTICLE 5 INVESTMENT AND MANAGEMENT OF THE TRUST FUND
ARTICLE 6 RIGHT TO BENEFITS
ARTICLE 7 DISTRIBUTION OF BENEFITS
ARTICLE 8 ADMINISTRATION OF THE PLAN
ARTICLE 9 AMENDMENTS TO THE PLAN
ARTICLE 10 MISCELLANEOUS